Amendment to the Fund Participation Agreement
This Amendment to the Fund Participation Agreement (the “Amendment”) is made effective as of     May 20, 2025 (the “Effective Date”), by and between Talcott Resolution Life Insurance Company, by Empower Annuity Insurance Company of America, its Administrator (“Company”), LINCOLN VARIABLE INSURANCE PRODUCTS TRUST (“Trust”), LINCOLN FINANCIAL DISTRIBUTORS, INC. (“Distributor”) and LINCOLN FINANCIAL INVESTMENTS CORPORATION (“Adviser”).
The Parties have entered into a Fund Participation Agreement dated April 29, 2024 (as amended, the “Agreement”).
The Parties desire to amend the Agreement.
The Parties agree as follows:
1.The following is added to the end of Exhibit B of the Agreement, immediately after “Separate Account Eleven”:
Separate Account 2
DC Variable Account-I
2.Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.
The Parties have signed this Amendment, effective as of the Effective Date.
Talcott Resolution Life Insurance Company,
by Empower Annuity Insurance Company of
America, its Administrator

    /s/ Joseph Smolen
Name:    Joseph Smolen
Title:    EVP Core & Institutional Markets

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

    /s/ Benjamin Richer
Name:    Benjamin Richer
Title:    SVP, Head of Funds Management

LINCOLN FINANCIAL DISTRIBUTORS, INC.

    /s/ Michael Herron
Name:    Michael Herron
Title:    VP Sales Operation

LINCOLN FINANCIAL INVESTMENTS CORPORATION

    /s /Benjamin Richer
Name:    Benjamin Richer
Title:    SVP, Head of Funds Management